AMENDMENT TO EMPLOYMENT AGREEMENT

This is an amendment ("Amendment") to the Executive Employment Agreement entered into as of November 15, 2022 ("Employment Agreement") by and between SHF, LLC doing business as Safe Harbor Financial ("SHF") as a wholly owned subsidiary of SHF Holdings, Inc., a Delaware corporation (the "Company"), and Dan Roda (the "Executive").

W I T N E S S E T H

WHEREAS, the Company and Executive desire to extend and update the terms of Executive's Employment Agreement with SHF and the Company to ensure that key administrative personnel do not have contract terms expiring simultaneously and to ensure continuity of key administrative functions;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

1. **Employment Position and Term**. As of August 1, 2024 (the "Effective Date"), Section 1(a) of the Employment Agreement is deleted in its entirety and replaced for all purposes by the following:

> **GENERAL**. Commencing on the Effective Date, and continuing through and including June 30, 2025, unless terminated earlier pursuant to this Agreement ("Employment Term") the Executive shall serve as the Company's Chief Credit Officer and shall report directly to the Chief Executive Officer. The primary responsibilities of the Chief Credit Officer are set forth in Schedule 1 attached hereto. In addition to the specific duties identified on Schedule 1, the Executive shall have such duties, authorities, and responsibilities as are customary for an employee in such position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time. The Executive's principal place of employment shall be at Executive's present location in North Little Rock, Arkansas and Executive will have access to office space at the Company's offices located in Golden, Colorado ("Company Headquarters"). During the Employment Term, discussions related to an extension or renewal of this Agreement shall take into consideration Executive meeting the business plan objectives approved by the board of directors (the "Board") of the Company related to lending, as may be reasonably amended from time to time, including but not limited to: (i) setting a successful participation program in place that is actively funding loans; (ii) Board approved plan and budget to quota ratio; and (iii) securing lending resources/capacity sufficient to meet the Board approved business plan objectives. Notwithstanding the foregoing, neither the Company nor the Executive are obligated to extend or renew this Agreement.

2. **Base Salary.** As of the Effective Date, Section 2 of the Employment Agreement is deleted in its entirety and replaced for all purposes by the following:

> During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of two hundred and fifty thousand dollars ($250,000) payable subject to standard federal and state payroll withholding requirements in accordance with the regular

payroll practices of the Company. The Executive's base salary may be subject to annual review by the Chief Executive Officer or the Company's Board of directors (the "Board") (or a committee thereof),and may be increased from time to time as determined by the Chief Executive Officer or the Board. The base salary as may be increased from time to time shall constitute "Base Salary" for purposes of this Agreement. Any such increases will be determined by the Chief Executive Officer and/or the Compensation Committee of the Board, in her/its reasonable discretion and consistent with the Company's practices as in effect from time to time. The Chief Executive Officer and/or the Compensation Committee shall take into account such factors as SHF's and the Company's execution of its business plan, the results of SHF's and the Company's operations and their financial condition, the Executive's compensation as compared to executives of SHF's peers, and such other factors may determine are appropriate in the exercise of the Compensation Committee's and the Chief Executive Officer's or the Board's fiduciary duties.

3. **Incentive Plan.** Provided Executive meets or achieves the Company goals as described in Exhibit A, and in addition to the base salary provided for herein, Executive shall be entitled to the compensation as further described in Exhibit A. Any incentive earned shall be payable within forty-five (45) days following the period in which the incentive was earned. Incentive plans in place prior to the Effective Date will be prorated through the Effective Date and paid forty-five (45) days following the Effective Date.

4. **Vacation Time; Paid Time Off (PTO)**. As of the Effective Date, Section 4(b) of the Employment Agreement is deleted in its entirety and replaced for all purposes by the following:

> All PTO that Executive has accrued, but has not taken, equals: $17,741 and shall be paid to Executive during the month of August 2024. Effective as of August 1, 2024, Executive shall be entitled to unlimited PTO pursuant to Company policy, subject to advanced approved by Executive's supervisor and scheduled to ensure that Executive will not be on vacation during periods of time when his key administrative responsibilities are reasonably expected to be needed. As a result, and regardless of anything to the contrary in Section 6(a)(iii) of the Employment Agreement, no PTO or other accrued vacation shall accrue or be paid out at time of termination of Executive's employment for any reason.

5. **No Effect on Unamended Terms**. All terms and conditions set forth in Executive's Employment Agreement that are not amended by the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date(s) set forth below:

SHF, LLC

By: Sundie Seefried
Sundie Seefried (Aug 21, 2024 09:50 MDT)
Sundie Seefried, CEO

Dated: August 1, 2024

EXECUTIVE

By: Dan Roda
Dan Roda (Aug 21, 2024 11:16 CDT)
Dan Roda

Dated: August 1, 2024

SHF HOLDINGS, INC.

By: Sundie Seefried
Sundie Seefried (Aug 21, 2024 09:50 MDT)
Sundie Seefried, CEO

Dated: August 1, 2024

EXHIBIT A

Incentive Plan

For each full or partial quarter in which this agreement is in effect, executive shall earn as incentive compensation a sum computed as follows.

Executive shall earn 3.85% of the incremental increase in Loan Interest Income earned in any quarter during the current fiscal year over the Loan Interest Income earned in the fourth quarter of the prior fiscal year.

Expressed mathematically, the calculation is expressed as follows where X represents the designated quarter:

Executive's Incentive Compensation = 3.85% * (XQ24 Loan Interest Income – 4Q23 Loan Interest Income)

For the purposes hereof, Loan Interest Income is defined as all income reported as earned by Company in its Form 10Q file with the Securities and Exchange Commission currently including the Company's portion of interest income earned on issued credit, origination fees, and servicing fees, and also including non-recurring income earned in connection with the brokerage, sale, or transfer of any loan.

The incentive earned in any quarter shall be paid no later than the 45th day following the end of the quarter.

Schedule 1

Chief Credit Officer shall be primarily responsible for the strategic growth and expansion of all of the Company's lending-related lines of business including but not limited to loan origination, brokerage, sale, participation, and securitization, and the provision of services related to same.

- Completing strategic initiatives approved by the Board;
- Securing warehouse (or similar) lines of credit enabling the Company to meet the Company's lending amount commitments identified in the Company business plan (as may be amended);
- Identifying, and where necessary, creating a participation network for lending, and otherwise facilitating the secondary market for cannabis loan participations;
- Identifying new prospective partners and sources of lendable funds, lending opportunities, and other lending related activity sufficient to satisfy the Company's lending obligations and meet the business plan objectives related to lending; and
- Creating other active 3rd party relationships to increase profitability and products that create additional client loyalty (insurance, equipment loans, payroll referral program and other pinpointed relationships in strategic plan); and
- Otherwise working to ensure business plan objectives are met.

The Executive will also maintain primary oversight over the Company's marketing and non-investor related communications activities, including implementation of such initiatives as approved or directed by the Chief Executive Officer.